                                                                  Exhibit (b)(4)


                                  CONFIDENTIAL

                                                                   July 24, 1997

Constellation Capital Partners LLC
II Acquisition Inc.
c/o Constellation Capital Partners LLC
9211 Forest Hill Avenue, Suite 109
Richmond, VA 23235

                               Imo Industries Inc.
                                Commitment Letter

Dear Sirs:

            You have provided us with certain information regarding your proposed acquisition by way of a tender offer (the "Acquisition") by II Acquisition Corp., a newly-formed Delaware corporation ("II Acquisition") of the capital stock of Imo Industries Inc. ("Imo" or the "Borrower"). The Acquisition and the other transactions described in this commitment letter and the Term Sheet (as defined below) are referred to as the "Transaction"). Concurrently with the above, we understand that the Borrower is interested in obtaining a commitment for up to $147,400,000 of senior, secured financing consisting of (i) a $70,000,000 revolving credit facility (the "Revolving Facility") and (ii) a $77,400,000 (or such lesser amount as may be outstanding as term loans under the Existing Agreement referred to below) term loan facility (the "Term Facility"; the Term Facility and the Revolving Facility are collectively referred to as the "Credit Facilities"). We further understand that proceeds from the Credit Facilities will be used on the date of the initial credit extensions to refinance certain indebtedness of the Borrower and its subsidiaries (to be identified), and that the proceeds of the Revolving Facility will also be used in an amount not to exceed $20,000,000 to pay fees and expenses arising in connection with the Transaction.

            The Bank of Nova Scotia ("Scotiabank") and NationsBank, N.A. ("NationsBank"; Scotiabank and NationsBank are collectively referred to herein as the "Managing Agents") are pleased to inform you that they each hereby (i) commit to provide up to $73,700,000 of the Credit Facilities and (ii) Scotiabank and an affiliate of NationsBank ("NCMI") undertake to use reasonable commercial efforts to form a syndicate of other financial institutions identified by us in consultation with you (together with Scotiabank and

NationsBank, the "Lenders") that will participate in the Credit Facilities. In addition, Scotiabank agrees to act as administrative agent (in such capacity, the "Administrative Agent") and as documentation agent (the "Documentation Agent"), while NCMI will act as syndication agent (the "Syndication Agent") for such syndicate of Lenders. Our commitments, undertakings and agreements hereunder are subject to (a) the terms and conditions set forth herein and in the term sheet annexed hereto as Annex I (the "Term Sheet") and the provisions set forth in Annex II hereto, (b) the terms and conditions contained in the confidential fee letter, dated the date hereof among each of you and the Managing Agents and each other fee. letter between each of you and/or Imo and either Scotiabank or NationsBank (all collectively referred to as the "Fee Letters"), (c) the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that, in our judgment, could materially impair the satisfactory syndication of the Credit Facility, and (d) the absence of any liabilities not previously disclosed to the Managing Agents on or prior to the date hereof which, in the Managing Agents' good faith determination, individually or in the aggregate materially adversely effects the Borrower's or the Borrower and its subsidiaries' (taken as a whole) respective financial condition, operations or prospects. In the event any of the foregoing conditions, events or circumstances are either not satisfied or prove to be unsatisfactory to us, we reserve the right to either terminate our commitments, undertakings and agreements hereunder (and thereafter have no other or further obligations hereunder or in connection with the Credit Facilities) or to propose alternative financing amounts or structures that assure adequate protection for Scotiabank, NationsBank and the Lenders. Furthermore, as a condition to our commitments, you agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly set forth in the Term Sheet and the Fee Letters) will be paid in connection with the Credit Facilities unless you and we shall so agree.

            As we discussed, it is the intent of Scotiabank and NationsBank to solicit commitments from the Lenders promptly following the execution of this commitment letter in an amount sufficient to allow each of us to achieve its respective desired hold level in the Credit Facilities. Nonetheless, neither of our commitments is subject to syndication of the Credit Facilities. Scotiabank and NCMI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In that regard, you agree to actively assist us, in all commercially reasonable respects, in the syndication of the Credit Facilities, which assistance will require, among other things, that you provide all information we deem to be reasonably necessary to successfully complete the syndication, including all the information prepared by you or on your behalf relating to the Transaction and the Borrower and its subsidiaries, and their business, assets, financial


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

condition, operations and prospects, as we may deem to be reasonably necessary, and all projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all factual information (the "Information") that has been or will be made available to the Managing Agents by you or on your behalf is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Managing Agents by you or on your behalf have been or will be prepared in good faith based upon reasonable assumptions. In arranging and syndicating the Credit Facilities, the Managing Agents and NCMI will use and rely on the Information and Projections without independent verification thereof.

            In addition, you agree to make certain members of your management, as well as, to the best of your ability, the Borrower's management and your consultants and advisors, available during regular business hours to answer questions regarding the Transaction (including the Borrower) and the Credit Facilities, to review and assist in the preparation of the syndication memorandum relating to the Credit Facilities, to meet with prospective Lenders and to use your best efforts to ensure that our syndication efforts benefit from your lending relationships.

            By your signature below you each hereby jointly and severally indemnify and hold harmless Scotiabank and NationsBank, each other Lender committing to participate in the Credit Facilities and each of our and their respective affiliates, directors, officers, agents and employees, and jointly and severally agree to promptly pay all of the fees and expenses, in each case following demand, as set forth in Annex II hereto (with the terms and provisions of such Annex II hereby being incorporated by reference), whether or not definitive credit, security and other documentation (collectively, the "Credit Documentation") is ultimately executed and delivered or the Transaction or any of the other transactions contemplated hereby or in connection therewith are ultimately consummated.

            This commitment letter, the Term Sheet, Annex II hereto and the Fee Letters are delivered to you with the understanding that neither this letter, the Term Sheet, such Annex II or the Fee Letters, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without our prior written consent, except in the case of (i) those in a confidential relationship to you, such as legal counsel or accountants, (ii) as required by law or any court or governmental agency or (iii) to the Board of Directors (and their advisors) of the Borrower (and in each such event of permitted disclosure you agree


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promptly to inform us). This commitment letter, the Term Sheet, Annex II hereto and the Fee Letters constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto. THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTERS, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL DAMAGES.

            If you agree with the foregoing, please sign and return to us the enclosed copy of this commitment letter and each Fee Letter no later than 5:00 p.m., New York time, on August 1, 1997. Our commitments, undertakings and agreements hereunder will terminate at such time unless (a) a copy of this commitment letter and each Fee Letter, each signed by you, has been delivered to us, and (b) you have made all payments required to be paid hereunder and thereunder; provided, however, that, any term or provision hereof to the contrary notwithstanding (i) the two immediately preceding paragraphs shall survive any termination of our commitments, undertakings and agreements pursuant to this paragraph, and (ii) following your execution and delivery of this commitment letter and each Fee Letter as required by clauses (a) and (b) above, our commitments, undertakings and agreements hereunder will terminate at 5:00 p.m., New York time, on October 31, 1997 unless, on or prior to such time, definitive Credit Documentation satisfactory to us and our counsel has


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been executed and delivered by you, the Lenders and us (with the date of such execution and delivery being referred to as the "Closing Date").

            We look forward to working with you.


                                        Very truly yours,

                                        THE BANK OF NOVA SCOTIA


                                        By /s/ JAMES R. TRIMBLE
                                           ----------------------------------
                                           Name: James R. Trimble
                                           Title: Senior Relationship Manager

                                        NATIONSBANK, N.A.


                                        By /s/ ELIZABETH S. DUFF
                                           ----------------------------------
                                           Name: Elizabeth S. Duff
                                           Title: Vice President

Agreed to and Accepted
this 24th day of July, 1997

CONSTELLATION CAPITAL PARTNERS LLC


By /s/ JOHN A. YOUNG
   ----------------------------------
   Name:  John A. Young
   Title: Vice President

II ACQUISITION CORP.


By /s/ JOHN A. YOUNG
   ----------------------------------
   Name:  John A. Young
   Title: Vice President


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                                                                         ANNEX I

                                   TERM SHEET

                      (Unless otherwise defined, terms used
                      in this Term Sheet have the meanings
                   ascribed thereto in the commitment letter,
                 dated July 24, 1997 (the "Commitment Letter"),
                      to which this Term Sheet is annexed).

I.    PARTIES

Borrower:              Imo Industries Inc. (the "Borrower")

Guarantors:            II Acquisition Corp. ("II Acquisition"), the parent of
                       the Borrower, and all direct and indirect subsidiaries of the Borrower (collectively, the "Guarantors"), provided, however, that non-U.S. subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis.

Documentation Agent    The Bank of Nova Scotia ("Scotiabank").
and Administrative
Agent:

Syndication Agent:     An affiliate ("NCMI" ) of NationsBank, N.A. ("NBNA").

Managing Agents:       Scotiabank and NBNA.

Letter of Credit       Scotiabank (in such capacity, the "Issuer").
Issuer:

Lenders: Scotiabank, NBNA and a group of financial institutions (collectively, the "Lenders") as may be consented to by the Administrative Agent, the Issuer (in the case of Revolving Loan Lenders) and the Borrower, such consent not to be unreasonably withheld.
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II.   THE CREDIT FACILITIES

Closing Date:          The date the definitive documentation relating to the
                       Credit Facilities is delivered by the Borrower and the Lenders which shall occur no later than October 31, 1997.

General Description    A maximum amount of $147,400,000 in senior,
of the Credit          first-priority financing to be provided to the Borrower
Facilities:            pursuant to a revolving credit facility (the "Revolving
                       Facility") and a term loan facility (the "Term
                       Facility"). The Term Facility and the Revolving Facility are collectively referred to herein as the "Credit
                       Facilities". Loans made under the Credit Facilities are herein collectively referred to as "Loans", with Loans under the Term Facility being herein collectively referred to as "Term Loans" and Loans under the Revolving
                       Facility being herein collectively referred to as "Revolving Loans".

Revolving Facility:    Pursuant to the Revolving Facility (i) Revolving Loans
                       may be borrowed, prepaid and reborrowed by the Borrower, and (ii) letters of credit ("Letters of Credit") may be issued, reimbursed and re-issued for the account of the Borrower and its subsidiaries, in each case from time to time prior to the Revolving Facility Commitment
                       Termination Date (as set forth below).

Revolving Facility     $70,000,000.
Commitment Amount:

Purpose: The proceeds of Revolving Loans shall be used to provide for (i) the general corporate and working capital needs of the Borrower and its subsidiaries, (ii) to refinance the outstanding principal amount of revolving loans under the Borrower's existing bank credit facilities (the "Existing Agreement"), (iii) to pay fees and expenses related to the


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                       Transaction (in an amount not to exceed $20,000,000), and
                       (iv) to refinance (referred to as the "Sub Debt Refunding") up to $40,000,000 of the Borrower's 11 3/4% senior subordinated notes due 2006 (the "Senior Subordinated Notes") through either redemptions pursuant to the put provision in the event of a change of control as defined therein or (subject to certain conditions) open market purchases, provided, however, that on a pro forma basis after giving effect to each Sub Debt
                       Refunding and the aggregate amount of Revolving Loans used to make intercompany loans to non-U.S. Subsidiaries (referred to as "Foreign Loans"), the Borrower must (a) maintain availability under the Revolving Facility of no less than $25,000,000 and (b) remain in compliance with all other terms and conditions of the Credit Documentation.

Revolving Facility     The fifth anniversary of the Closing Date.
Commitment
Termination
Date:

Letter of Credit Sub- Outstanding Letters of Credit and related reimbursement Facility Availability: obligations may not exceed $30,000,000. Letters of Credit may be issued for the benefit of the Borrower and its subsidiaries. The reimbursement obligations for all Letters of Credit will be the Borrower's. Each issuance of a Letter of Credit will constitute usage under the Revolving Facility and will reduce availability of Revolving Loans, dollar for dollar. Letters of Credit must expire on the earlier of (i) one Year from the date of issuance and (ii) the Revolving Facility Commitment Termination Date.

Term Facility:         The Term Facility will be made available to the Borrower
                       in a single borrowing on the date the conditions precedent described below are satisfied pursuant to which nonrevolving Term Loans will be made. Once repaid, Term
                       Loans cannot be reborrowed.

Term Facility          $77,400,000 (or such lesser amount as may be outstanding
Commitment Amount:     as term loans under the Existing Agreement on the date of
                       the making of the initial Loans).


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Purpose:               Proceeds of Term Loans shall be used to refinance the
                       term loans of the Borrower outstanding under the Existing Agreement.

Amortization of        Commencing on a to be determined ("TIBD") date the Term
the Term Facility:     Loans will amortize each year in equal quarterly
                       installments in the following aggregate principal amounts for each such year set forth below:

                                                   Annual
                                                   Principal
                       Year                        Amount
                       ----                        ------
                       1                           TBD
                       2                           TBD
                       3                           TBD
                       4                           TBD
                       5                           TBD

Final Maturity for     The fifth anniversary of the Closing Date.
All Term Loans:

III.  COMMON TERMS APPLICABLE TO ALL FACILITIES

Interest Rate:         At the Borrower's option, the Loan will bear interest at
                       either Scotiabank's (i) alternate base rate or, (ii) reserve-adjusted LIBO rate plus, in each case, the following applicable margins. The Applicable Margins shall be determined by the Borrower's Leverage Ratio
                       (defined as the ratio of total debt to EBITDA (each to be defined in a manner acceptable to the Managing Agents)) on a rolling four quarter basis) as follows:


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                                        ----------------------------------------
                                          Leverage      Applicable    Applicable
                                           Ratio        Base Rate     LIBO Rate
                                                          Margin        Margin
                                        ----------------------------------------
                                        <3.00:1           0.0 bp      125.0 bp
                                        ----------------------------------------
                                        >=3.00:1 and     25.0 bp      150.0 bp
                                        <3.50:1
                                        ----------------------------------------
                                        >=3.50:1 and     50.0 bp      175.0 bp
                                        <4.00:1
                                        ----------------------------------------
                                        >=4.00:1 and     75.0 bp      200.0 bp
                                        <4.50:1
                                        ----------------------------------------
                                        >=4.50:1 and    100.0 bp      225.0 bp
                                        <5.00:1
                                        ----------------------------------------
                                        >=5.00:1        125.0 bp      250.0 bp
                                        ----------------------------------------

Interest Payment       Interest periods for LIBO rate Loans shall be, at the
Dates:                 Borrower's option, one, two, three or six months or, if
                       available to all Lenders, twelve months. Interest on LIBO rate Loans shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, the third-month anniversary of the commencement of such period. Interest on alternate base rate Loans shall be payable monthly in arrears.

Letter of Credit       A fee payable to the Lenders with a commitment to make
Fees and Payment       Revolving Loans ("Revolving Loan Lenders") in the amount
Dates:                 equal to the Applicable LIBO Rate Margin will accrue on
                       the daily average unused portion of all outstanding
                       Letters of Credit, payable quarterly in arrears. In addition, a fronting fee will be payable to the Issuer for its own account in an amount and on the dates set forth in the Fee Letter with the Issuer.

Optional Prepayments:  Outstanding Loans are voluntarily payable without penalty; provided, however, that LIBO rate breakage costs, if any, shall be for the account of the Borrower.


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Mandatory              Customary for the type of transaction proposed and others
Prepayments:           to be reasonably specified by the Managing Agents,
                       including, without limitation, the following:

                       1. 100% of the net proceeds of asset sales, with certain exceptions to be agreed upon.

                       2.  100% of the net proceeds of debt issuances.

                       3. 75% of the net proceeds of equity issuances of the Borrower and II Acquisition (other than the equity issuances described in the Conditions Precedent to Initial Extensions of Credit, below).

                       4.  An annual excess cash flow sweep to be negotiated.

                           Mandatory prepayments shall (except as set forth in the item titled "Affirmative Covenants", below) be applied to the Term Loans in the inverse order of the remaining amortization payments, and then to the repayment of the outstanding principal amount under, and a reduction in, the Revolving Facility Commitment Amount.

Commitment Fee:        Commencing on the Closing Date, a non-refundable fee (the
                       "Commitment Fee" in an amount determined by the grid below will accrue on the daily average unused portion of the Revolving Facility commitments (whether or not then available), payable quarterly in arrears and on the final maturity of the Revolving Facility (whether by stated maturity or otherwise). The Commitment Fee shall be determined by the Borrower's Leverage Ratio as follows:


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                                                   -----------------------------
                                                      Leverage        Commitment
                                                        Ratio            Fee
                                                   -----------------------------
                                                   <3.50:1.00           25.0 bp
                                                   -----------------------------
                                                   >=3.50:1.00 and      37.5 bp
                                                     <4.50:1.00
                                                   -----------------------------
                                                   >=4.50:1.00          50.0 bp
                                                   -----------------------------

Security:              The Credit Facilities will be secured by a (i)
                       first-priority perfected lien on all the capital stock of the Borrower acquired by II Acquisition in the tender offer (the, "Tender Offer") to be commenced by II
                       Acquisition, and in each of the Borrower's direct and indirect subsidiaries, (ii) all property and assets
                       (tangible and intangible) of the Borrower and each of its direct and indirect domestic subsidiaries, whenever acquired and wherever located and (iii) a first priority pledge of all notes evidencing intercompany indebtedness owing to the Borrower or its domestic subsidiaries;
                       provided, however, that no more than 65% of the equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis.

Guarantees:            To be delivered by each Guarantor provided, however, that
                       non-U.S. subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis.

Conditions Precedent   Customary for the type of transaction proposed and others
to Initial Extensions  to be reasonably specified by the Managing Agents,
of Credit:             including, without limitation, the following:

                       1. Execution and delivery of satisfactory credit, security, guarantee and other related documentation embodying the structure, terms and conditions contained herein.


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

                       2. Review and satisfaction with (i) the final structure of the Transaction, (ii) the sources and uses of proceeds used to consummate the Transaction and (iii) the terms and provisions of all documents, agreements and contracts related to the Transaction, including the Tender Offer.

                       3. No material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower or the Borrower and its subsidiaries (taken as a whole) since December 31, 1996.

                       4. Receipt of closing certificates, resolutions, solvency certificates, reliance letters (including a reliance letter for any "fairness opinion" delivered in connection with asset sales), opinions of counsel, etc. customary for the type of transaction proposed and in each case satisfactory in form and substance to the Managing Agents.

                       5. The Lenders and the Managing Agents shall have received all fees and expenses required to be paid on or before the Closing Date.

                       6. All governmental and third party approvals necessary or advisable in connection with the Transaction, the Tender Offer, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction, the Tender Offer or the financing thereof.


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

                       7. II Acquisition shall have acquired in the Tender Offer the higher of (i) 80% of the shares of the Borrower outstanding on July 24, 1997, free and clear of any liens, or (ii) a sufficient number of shares of the Borrower, free and clear of any liens, to control Imo's board of directors.

                       8. The Lenders shall have received first priority perfected liens and guarantees, as set forth above under the captions "Security" and "Guarantees", respectively, in each case to the satisfaction of the Administrative Agent.

                       9. The Borrower and its subsidiaries shall not have any indebtedness in respect of borrowed money other than
                           (i) the Credit Facilities, (ii) the Senior
                           Subordinated Notes, and (iii) existing foreign subsidiary indebtedness which is not to exceed $45,000,000 (and the Borrower's foreign subsidiaries shall continue to have access to $45,000,000 of credit, through either credit lines with local lenders in the amount of approximately $45,000,000, the Borrower 's ability to make Foreign Loans (with the proceeds of Revolving Loans), or a combination of both).

                       10. The Administrative Agent shall be satisfied that the
                           capital stock and assets of the Borrower and its subsidiaries shall be free and clear of all liens (other than in favor of the Lenders, existing liens and other customary liens, in each case approved by the Managing Agents).


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

                       11. Evidence reasonably satisfactory to the Managing
                           Agents that II Acquisition is obligated to purchase preferred stock of the Borrower (which will have terms satisfactory to the Managing Agents) in an amount of $156,550,000 to redeem all Senior Subordinated Notes that can potentially be put to the Borrower as a result of the change in control caused by the Tender Offer and that II Acquisition is committed to purchase preferred stock of the Borrower (which shall have terms satisfactory to the Managing Agents) in an amount of not less than $40,000,000 (which can include up to $10,000,000 of debt under the Unsecured Line (as defined below) converted into preferred stock of the Borrower (the "Initial Capital Contribution") within 60 days following the Closing Date if the Initial Sale (as defined below) has not been consummated on the terms described below.

                       12. Delivery of a certificate from the Trustee under the
                           Senior Subordinated Notes that the Credit Facilities are the Specified Senior Indebtedness (as defined in the Senior Subordinated Notes) and as to such other items as reasonably requested by the Administrative Agent.

                       13. Evidence satisfactory to the Administrative Agent
                           that the Borrower has a committed unsecured line of credit (the "Unsecured Line") in an amount of $10,000,000 on terms and conditions reasonably satisfactory to the Managing Agents, which shall provide for a conversion of all outstanding debt thereunder into preferred equity of the Borrower (with terms satisfactory to the Managing Agents) within sixty days following the Closing Date if the Initial Sale has not been consummated on the terms described below.


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

Additional Conditions  The making of each Loan and the issuance of each Letter
Precedent:             of Credit will be conditioned upon (i) all
                       representations in the Credit Documentation being true and correct in all material respects and (ii) there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.

Representations        Customary for the type of transaction proposed and others
and Warranties:        to be reasonably specified by the Managing Agents.

Affirmative            Customary for the type of transaction proposed and others
Covenants:             to be reasonably specified by the Managing Agents,
                       including (without limitation) (a) the sale of assets within 60 days following the Closing Date (referred to as the "Initial Sale") resulting in net cash proceeds of no less than $85 million which shall be applied (i) as a prepayment of the Loans in an amount of not less than $81 million (to be applied first, to prepay all outstanding
                       Revolving Loans (without a reduction in the Revolving
                       Loan Commitment Amount), and then to a prepayment of the Term Loans) and (ii) to repay agreed upon subsidiary indebtedness and (b) a covenant from II Acquisition to
                       (i) purchase preferred stock of the Borrower in an amount sufficient to pay for all Senior Subordinated Notes on the date of any redemption of such Senior Subordinated
                       Notes resulting from the change in control caused by the Tender Offer and (ii) to make the Initial Capital
                       Contribution to the Borrower, in each case as described above.

Negative Covenants:    Customary for the type of transaction proposed and others
                       to be reasonably specified by the Managing Agents, including, without limitation, as follows:

                       1. Restricting the incurrence of additional debt, sale leasebacks and contingent liabilities.

                       2. Restricting the making of dividends or similar distributions (including direct or indirect redemptions of capital stock).

                       3. Restricting the incurrence or sufferance of liens or other encumbrances.


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

                       4. Restricting the sale of assets or similar transfers, other than in the ordinary course of business.

                       5. Restricting the making of investments or acquisitions (in a single transaction or in a series of related transactions).

                       6. Restricting mergers, consolidations and similar combinations.

                       7.  Restrictions on transactions with affiliates.

                       8.  Limitation on capital expenditures.

                       9. Other than any Sub Debt Refunding, restricting the refinancing, defeasance, repurchase or prepayment of subordinated debt.

Financial Covenants:   Customary for the type of transaction proposed and others
                       to be reasonably specified by the Managing Agents, including, without limitation, the financial covenants set forth below, with the definitions and applicable levels and ratios to be negotiated (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles):

                       1.  Maintenance of a minimum absolute level of EBITDA.

                       2. Maintenance of a maximum ratio of total debt to EBITDA.

                       3. Maintenance of a minimum ratio of EBITDA to interest expense.

                       4.  Maintenance of a minimum fixed charge ratio.


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

Events of Default:     Customary for the type of transaction proposed and others
                       to be reasonably specified by the Managing Agents, including, without limitation, a cross-default to other indebtedness of the Borrower and its subsidiaries or any Guarantor, an automatic acceleration to any acceleration of the Senior Subordinated Notes, and a change of control
                       (to be defined) of the Borrower and II Acquisition.

Miscellaneous:         Customary provisions to be included, together with others
                       to be reasonably specified by the Managing Agents, including, without limitation, the following:

                       1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Lenders to provide customary protection.

                       2. The Lenders will be permitted to assign and participate Loans, notes and commitments. Any assignments would be by novation and, if to any person or entity other than another Lender or an affiliate of a Lender, would require the Administrative Agent's and the Borrower's (and, in the case of assignments by Revolving Loan Lenders, the Issuer's) consent, not to be unreasonably withheld or delayed. Participations shall be without restrictions and participants will have the same benefits as the Lenders with regard to costs, capital adequacy, etc., and provision of information on the Borrower; provided, that the right of participants to vote on amendments, waivers, etc. will be limited to certain, customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant.


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

                       3. Indemnification of the Managing Agents, each of the Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any losses, claims, damages, liabilities or other expenses, as set forth in Annex II hereto.

                       4. The Borrower shall pay all of the Managing Agent's fees and out-of-pocket expenses, as set forth in Annex II hereto.

                       5. Amendments and waivers of the Credit Documentation will require the approval of Lenders holding 51% or more of the Loans and commitments, except that the consent of all the Lenders shall be required with respect to certain customary issues.

                       6.  Waiver of jury trial.

                       7. New York governing law; consent to New York jurisdiction.

Counsel to the         Mayer, Brown & Platt.
Managing Agents:

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Credit Documentation. Scotiabank's and NBNA's commitments will be subject to negotiation and execution of definitive Credit Documentation in form and substance satisfactory to Scotiabank and NBNA, their legal counsel and the Lenders.


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

                                                                        ANNEX II

                           INDEMNIFICATION PROVISIONS

            Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and term sheet (the "Term Sheet") to which this Annex II is attached.

            Constellation Capital Partners LLC and II Acquisition Corp. (each an "Indemnitor") shall jointly and severally pay all of the Managing Agents' fees, costs and out-of-pocket expenses (including all out-of-pocket costs and expenses arising in connection with the syndication of the Credit Facilities and any due diligence investigation performed by the Managing Agents, and the fees and expenses of Mayer, Brown & Platt, special counsel to the Administrative Agent and any local or foreign counsel retained by the Administrative Agent) arising in connection with the negotiation, preparation, execution, delivery and administration of the Commitment Letter, the Term Sheet, the Fee Letters and the definitive Credit Documentation, and each Indemnitor shall be obligated to pay such fees, costs and expenses whether or not definitive Credit Documentation is executed or delivered or the Transaction is consummated.

            In addition, each Indemnitor hereby jointly and severally indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "Indemnified Party" shall mean the Managing Agents, each of the Lenders, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended. "Liabilities" shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding to or connected with the transaction described in the Commitment Letter, Fee Letters or Term Sheet, other than those Liabilities arising from an Indemnified Party's gross negligence or wilful misconduct. In addition to the foregoing, each Indemnitor jointly and severally agrees to reimburse each Indemnified Party for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).